EXHIBIT 99.1

Dionex Reports Record Net Sales and Earnings for the Third Quarter

SUNNYVALE, Calif., April 30, 2008 (PRIME NEWSWIRE) -- Dionex Corporation (Nasdaq:DNEX) today announced record net sales and earnings for the third quarter and nine months ended March 31, 2008.

For the third quarter of fiscal 2008, sales were $98.4 million, an increase of 16% compared with the $85.0 million reported in the third quarter of last year. Currency fluctuations increased sales by $6.2 million, or 7%, for the third quarter compared with the same period last year. Diluted earnings per share were $0.72 for the third quarter, an increase of 22%, compared with the $0.59 reported in the third quarter of last year.

For the nine months ended March 31, 2008, sales were $278.8 million, an increase of 16% compared with the $241.3 million reported for the same period of last year. Currency fluctuations increased sales by $13.0 million, or 6%, for the first nine months compared with the first nine months of fiscal 2007. Diluted earnings per share were $2.01, an increase of 18% compared with the $1.70 reported for the first nine months of fiscal 2007.

During the quarter, the Company repurchased 273,699 shares of its common stock for $20.9 million. In the first nine months of fiscal 2008, the Company repurchased a total of 719,166 shares of its common stock for $55.4 million.

Lukas Braunschweiler, President and Chief Executive Officer, commenting on the results, said, "We achieved record sales for the Company, reaching a new milestone. We also reported very strong earnings per share and operating income growth, driven by strong sales growth and a tax benefit. The results for the third quarter were even better than we anticipated at our last conference call.

"We experienced strong sales growth in North America and the Asia Pacific region and in both of our major product lines, ion chromatography and HPLC. Sales in North America grew strongly again this quarter, growing 15%, adding to the very solid growth reported for the first six months of fiscal 2008. Sales in Europe increased in reported dollars, but were slightly down in local currency, mainly driven by weaker demand from some of our life sciences customers. Sales in our Asia/Pacific region grew almost 40% in the third quarter in reported dollars and 31% in local currency. We achieved strong sales growth in all major countries in the region, particularly in China, India and Korea. In addition, Japan sales grew 18% in the third quarter.

"We are pleased that we achieved growth in each of our end-user markets in the third quarter, including life sciences, environmental and chemical/petrochemical.

"Sales of our ion chromatography products were up 20% in the third quarter driven by strong demand for our IC instrumentation and consumables in North America and the Asia Pacific region. We experienced slight growth in HPLC for the quarter driven by strong growth in North America and Asia Pacific, offsetting a decline in Europe.

"We believe that our strong performance in the third quarter and on a year-to-date basis leaves us in a good position for solid sales and earnings growth in the fourth quarter. We estimate that net sales will be in the range of $93-$96 million in the fourth quarter and that diluted earnings per share will be in the range of $0.67-$0.71 per share. We are increasing our sales and EPS guidance for the full year. For the full year, we estimate that sales will be in the range of $372-$375 million and diluted earnings per share will be $2.68-$2.72. Among the assumptions on which our guidance is based are: (1) currency rates will have a 4-5 percentage point positive impact on sales for all of fiscal 2008; (2) our gross margin will be approximately 66% for the remainder of fiscal 2008; (3) our tax rate for the fourth quarter of fiscal year 2008 should be in the range of 35.5%-36.5%."

Dionex Corporation is a leading manufacturer and marketer of chromatography systems for chemical analysis. The Company's systems are used in environmental analysis and by the life sciences, food and beverage, chemicals, petrochemicals, power generation and electronics industries in a variety of applications.

Management of the Company will discuss the third quarter results in a conference call on Wednesday, April 30, 2008, at 1:30 p.m. Pacific Time (PT). To listen to the call live, please tune into the webcast via www.dionex.com. A playback of the conference call will be available from 8:00 a.m. PT, Thursday, May 1, 2008 until 5:00 p.m. PT, Monday, June 30, 2008.

Certain statements contained herein that are not purely historical (such as statements related to the Company's future plans and prospects including its sales and earnings growth estimates) may be deemed to be forward-looking statements which are subject to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, among other things, statements regarding future events and the future financial performance of the Company that involve risks and uncertainties. Readers are cautioned that these forward-looking statements are only predictions and may differ materially from actual future events or results due to a variety of factors including: foreign currency fluctuations, competition from other products, economic conditions in the areas in which the company sells its products, and demand for analytical instrumentation and other factors listed in the Company's most recent reports on Form 10-K and Form 10-Q. The financial information contained in this release should be read in conjunction with the consolidated financial statements and notes thereto included in the Company's most recent reports on Form 10-K and Form 10-Q, each as it may be amended from time to time. The Company's results of operations for the third quarter and nine months ended March 31, 2008 are not necessarily indicative of the Company's operating results for any future periods. Any projections in this release are based on limited information currently available to the Company, which is subject to change. Although any such projections and the factors influencing them will likely change, the Company will not necessarily update the information, since the Company will only provide guidance at certain points during the year. Such information speaks only as of the date of this release.

                         DIONEX CORPORATION
            CONDENSED CONSOLIDATED STATEMENTS OF INCOME
             (In thousands, except per share amounts)
                            (Unaudited)

                               Three Months Ended   Nine Months Ended
                                    March 31,           March 31,
                                 2008      2007      2008      2007
                               --------- --------- --------- ---------

  Net sales                    $ 98,356  $ 84,954  $278,817  $241,330
  Cost of sales                  33,831    29,172    94,359    81,786
                               --------- --------- --------- ---------
  Gross profit                   64,525    55,782   184,458   159,544
                               --------- --------- --------- ---------
  Operating expenses:
    Selling, general and
     administrative              37,170    31,389   104,214    90,394
    Research and
     product development          7,337     6,360    21,506    18,209
                               --------- --------- --------- ---------
      Total operating expenses   44,507    37,749   125,720   108,603
                               --------- --------- --------- ---------

  Operating income               20,018    18,033    58,738    50,941

  Interest income, net              326       236     1,055       736
  Other income (expense)           (151)      205    (1,541)      136
                               --------- --------- --------- ---------

  Income before taxes on income  20,193    18,474    58,252    51,813
  Taxes on income                 6,599     6,977    19,679    18,378
                               --------- --------- --------- ---------
      Net income               $ 13,594  $ 11,497  $ 38,573  $ 33,435
                               ========= ========= ========= =========

  Basic earnings per share     $   0.74  $   0.60  $   2.07  $   1.74
                               ========= ========= ========= =========
  Diluted earnings per share   $   0.72  $   0.59  $   2.01  $   1.70
                               ========= ========= ========= =========
  Shares used in computing
   per share amounts:
    Basic                        18,438    19,047    18,602    19,214
                               ========= ========= ========= =========
    Diluted                      18,992    19,551    19,176    19,672
                               ========= ========= ========= =========

                            DIONEX CORPORATION
                   CONDENSED CONSOLIDATED BALANCE SHEETS
                    AT MARCH 31, 2008 AND JUNE 30, 2007
                             (In thousands)
                              (Unaudited)

                                                   March 31,  June 30,
                                                     2008      2007
                                                   --------- ---------

  ASSETS

    Current assets:
     Cash, cash equivalents and short
      term investments                             $ 72,033  $ 55,062
     Accounts receivable, net                        74,258    65,990
     Inventories                                     32,120    28,626
     Other current assets                            24,669    21,096
                                                   --------- ---------

       Total current assets                         203,080   170,774

    Property, plant and equipment, net               69,044    62,366
    Goodwill and other intangible assets             33,393    32,398
    Other assets                                     14,733     6,231
                                                   --------- ---------
                                                   $320,250  $271,769
                                                   ========= =========

  LIABILITIES AND STOCKHOLDERS' EQUITY

    Current liabilities:
     Notes payable                                 $ 17,969  $    231
     Accounts payable                                15,238    12,293
     Accrued liabilities                             52,701    48,946
     Income taxes payable                             6,777    13,068
     Accrued product warranty                         3,585     2,875
                                                   --------- ---------

      Total current liabilities                      96,270    77,413

    Deferred income taxes and other                  28,149     8,648
    Stockholders' equity                            195,831   185,708
                                                   --------- ---------
                                                   $320,250  $271,769
                                                   ========= =========

CONTACT: Dionex Corporation
         Craig McCollam
         (408) 481-4107